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                                                                    EXHIBIT (4h)


            FOURTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

                  THIS FOURTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT, dated as of September 30, 1999 ("Amendment"), by and among Brush Wellman Inc., an Ohio corporation ("Borrower"), the banks that are parties to this Amendment (the "Banks"), and National City Bank, as agent for the Banks (in that capacity, "NCB-Agent"),

                                WITNESSETH THAT:

                  WHEREAS, Borrower, the Banks and NCB-Agent entered into an Amended and Restated Credit Agreement, dated as of December 13, 1994, as amended by a First Amendment to Amended and Restated Credit Agreement dated December 30, 1996, by a Second Amendment to Amended and Restated Credit Agreement dated September 2, 1997 and by a Third Amendment to Amended and Restated Credit Agreement dated January 26, 1999 (together with all Exhibits and Schedules thereto, the "Credit Agreement"), under which the Banks, subject to certain conditions, agreed to lend to Borrower up to $55,000,000 from time to time in accordance with the terms thereof; and

                  WHEREAS, the parties desire to amend the Credit Agreement as set forth herein;

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

                  1.       Effect of Amendment; Definitions.

                  The Credit Agreement shall be and hereby is amended as provided in Section 2 hereof. Except as expressly amended in Section 2 hereof, the Credit Agreement shall continue in full force and effect in accordance with its respective provisions on the date hereof. As used in the Credit Agreement, the terms "Credit Agreement", "Agreement", "this Agreement", "herein", "hereinafter", "hereto", "hereof", and words of similar import shall, unless the context otherwise requires, mean the Credit Agreement as amended and modified by this Amendment.

                  2.       Amendments.

                  (A) Subsection 2A.01 of the Credit Agreement shall be amended by deleting the same and substituting in lieu thereof the following:

                  "2A.01 AMOUNTS. The aggregate amount of the Subject Commitments shall be fifty five million dollars ($55,000,000), but that amount may be reduced from time to time pursuant to subsection 2A.03 and the Subject Commitments may be terminated pursuant to Section 5B. The amount of each Bank's Subject Commitment (subject to such reduction or termination), and the proportion (expressed as a percentage) that it bears to all of the Subject Commitments, is set forth opposite the Bank's name below, to-wit:

                  $15,000,000       27.275%  National City Bank
                  $10,000,000        18.18%  Fifth Third Bank, Northeastern Ohio
                  $15,000,000       27.275%  Bank One, Michigan
                  $ 5,000,000         9.09%  Firstar Bank, N.A.
                  $10,000,000        18.18%  Harris Trust and Savings Bank
                  -----------                -----------------------------------
                  $55,000,000                        Total"


                                                                          Page 1

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                  (B) Subsection 2A.04(b) of the Credit Agreement shall be
amended by deleting the table in the definition of "Applicable Rate" in the first paragraph therein and substituting the following in lieu thereof:

If the Ratio of the Companies' Funded
Indebtedness to the Companies' EBITDA is:            The Applicable Rate is:
         Less than 4.25 to 1.00, but greater
         than or equal to 4.00 to 1.00                        0.45%

         Less than 4.00 to 1.00, but greater
         than or equal to 3.50 to 1.00                       0.375%

         Less than 3.50 to 1.00, but greater
         than or equal to 3.00 to 1.00                        0.30%

         Less than 3.00 to 1.00                               0.25%

                  (From October 1, 1999, until changed hereunder in accordance with the following provisions, the Applicable Rate will be 0.45% per annum.)"

                  (C) Subsection 2B.09(a) of the Credit Agreement shall be amended by deleting the table in the definition of "Applicable Margin" in the first paragraph therein and substituting the following in lieu thereof:

If the Ratio of the Companies' Funded
Indebtedness to the Companies' EBITDA is:            The Applicable Margin is:
         Less than 4.25 to 1.00, but greater
         than or equal to 4.00 to 1.00                          1.375%

         Less than 4.00 to 1.00, but greater
         than or equal to 3.50 to 1.00                          1.125%

         Less than 3.50 to 1.00, but greater
         than or equal to 3.00 to 1.00                          1.00%

         Less than 3.00 to 1.00, but greater
         than or equal to 2.50 to 1.00                          0.75%

         Less than 2.50 to 1.00                                 0.50%

                  (From October 1, 1999, until changed hereunder in accordance with the following provisions, the Applicable Rate will be 1.375% per annum.)"


                  (D) Subsection 3B.02 of the Credit Agreement shall be amended by deleting the same and substituting in lieu thereof the following:

                  "3B.02 LEVERAGE. Borrower will not suffer or permit the Companies' Funded Indebtedness at any time to exceed an amount equal to the Leverage Multiplier (as


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hereinafter defined) times the Companies' EBITDA for the four consecutive fiscal quarters most recently ended, all as determined on a consolidated basis. As used herein, "Leverage Multiplier" means (i) from April 1, 1999, to September 30, 1999, inclusive, 4.25, (ii) from October 1, 1999, to December 31, 1999, inclusive, 4.00, (iii) from January 1, 2000, to March 31, 2000, inclusive, 3.75,
(iv) from April 1, 2000, to June 30, 2000, inclusive, 3.50, (v) from July 1, 2000, to December 31, 2000, inclusive, 3.25, and (vi) on and after January 1, 2001, 3.00."

                  (E) Subsection 3D.01(iv) of the Credit Agreement shall be amended by deleting the same and substituting in lieu thereof the following:

                  "(iv) any guaranty by Borrower of indebtedness of any Company otherwise permitted by this Agreement and any guaranty by Borrower or any Company of any obligations of any other Company that deals in precious metals under any consignment arrangement that is permitted under Subsection 3D.03(a),"

                  (F) Subsection 3D.03(a) of the Credit Agreement shall be amended by deleting the same and substituting in lieu thereof the following:

                  "(a) lease any property as lessee or acquire or hold any property subject to any land contract, inventory consignment (except for any precious metals inventory of a Company that deals in precious metals that is subject to any consignment arrangement or consignment arrangements that are approved by NCB-Agent, which approval will not be unreasonably withheld, and only so long as the aggregate value, in United States Dollars, of the precious metals subject thereto does not exceed an amount greater than $75,000,000 at any time), or other title retention contract,"

                  (G) Exhibits E to the Credit Agreement is hereby deleted and Exhibit E attached to this Amendment is substituted in lieu thereof.

                  3. Substitution of Banks. Borrower and each of the Banks that are parties to this Amendment hereby acknowledge and agree that by virtue of the execution and delivery of this Amendment, together with appropriate assignment agreements, and as of the date hereof (a) one-half of the Subject Commitment of Bank One, NA has been assigned to Bank One, Michigan, formerly known as NBD Bank, and one-half has been assigned to Firstar Bank, N.A., and (b) Firstar Bank, N.A., will become a Bank that is a party to the Credit Agreement as provided in Subsection 2A.01.

                  4. Representations and Warranties.

                  (A) Borrower hereby represents and warrants to the Banks and NCB-Agent that all representations and warranties set forth in the Credit Agreement, as amended hereby, are true and correct in all material respects, and that this Amendment and the Subject Notes delivered in connection with this Amendment have been executed and delivered by a duly authorized officer of Borrower and constitute the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with their respective terms.

                  (B) The execution, delivery and performance by Borrower of this Amendment and its performance of the Credit Agreement and the Subject Notes delivered in connection with this Amendment have been authorized by all requisite corporate action and will


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not (1) violate (a) any order of any court, or any rule, regulation or order of any other agency of government, (b) the Articles of Incorporation, the Code of Regulations or any other instrument of corporate governance of Borrower, or (c) any provision of any indenture, agreement or other instrument to which Borrower is a party, or by which Borrower or any of its properties or assets are or may be bound; (2) be in conflict with, result in a breach of or constitute, alone or with due notice or lapse of time or both, a default under any indenture, agreement or other instrument referred to in (1)(c) above; or (3) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever.

                  5. Miscellaneous.

                  (A) This Amendment shall be construed in accordance with and governed by the laws of the State of Ohio, without reference to principles of conflict of laws. Borrower agrees to pay to the Banks at the time this Amendment is executed and delivered by the Banks an amendment fee in an aggregate amount equal to $55,000, to be allocated pro rata among the Banks on the basis of their respective Subject Commitments immediately after this Amendment is executed and delivered by the Banks, and to pay on demand all costs and expenses of the Banks and NCB-Agent, including reasonable attorneys' fees and expenses, in connection with the preparation, execution and delivery of this Amendment.

                  (B) The execution, delivery and performance by the Banks and NCB-Agent of this Amendment and the Subject Notes executed in connection herewith shall not constitute, or be deemed to be or construed as, a waiver of any right, power or remedy of the Banks or NCB-Agent, or a waiver of any provision of the Credit Agreement. None of the provisions of this Amendment shall constitute, or be deemed to be or construed as, a waiver of any "Default under this Agreement" or any "Event of Default," as those terms are defined in the Credit Agreement.

                  (C) This Amendment may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument.



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]


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                  IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the day and year first above written.

Address:                                             BRUSH WELLMAN INC.
         17876 St. Clair Avenue
         Cleveland, Ohio 44110
         Fax:  (216) 481-2523                        By:      /s/ Michael C. Hasychak
                                                     Title:   Treasurer and Secretary


Address:                                             NATIONAL CITY BANK,
Deliveries:                                          for itself and as Agent
         Large Corporate Division
         1900 East Ninth Street
         Cleveland, Ohio 44114-3484                  By:      /s/ Janice E. Focke
         Fax:  (216) 222-0003                        Title:   Vice President

Mail:
         Large Corporate Division, Loc. #2077
         P.O. Box 5756
         Cleveland, Ohio 44101


Address:                                             FIFTH THIRD BANK, NORTHEASTERN OHIO

         1404 East Ninth Street
         Cleveland, Ohio 44114                       By:      /s/ James P. Byrnes
         Fax:  (216) 274-5507                        Title:   Vice President


Address:                                             BANK ONE, MICHIGAN

         611 Woodward
         Detroit, Michigan 48226                     By:      /s/ Patrick F. Dunphy
         Fax:  (313) 225-1212                        Title:   Vice President


Address:                                             HARRIS TRUST AND SAVINGS BANK

         P.O. Box 755 (111/10W)
         Chicago, Illinois 60690-0755                By:      /s/ Thad D. Rasche
         Fax:  (312) 461-5225                        Title:   Vice President


Address:                                             FIRSTAR BANK, N.A.

         1350 Euclid Avenue, ML 4432
         Cleveland, Ohio 44115                       By:      /s/ John D. Barrett
         Fax:  (216) 623-9280                        Title:   Senior Vice President


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                                    EXHIBIT E

                                COMPLIANCE REPORT

                                                               ___________, 19__


To:      National City Bank

Subject: Amended and Restated Credit Agreement dated as of December 13, 1994, as amended, with the Banks that are parties thereto and National City Bank as agent (the "Credit Agreement")

Greetings:

Pursuant to subsection 3A.01 of the subject Credit Agreement and in my capacity as the chief financial officer of Brush Wellman Inc., I hereby certify that to the best of my knowledge and belief

         (a) the financial statements of the Companies accompanying this letter are true and complete and fairly present in all Material respects their consolidated financial condition as of _____________________, _____ (the "Closing Date") and the consolidated results of their operations for the fiscal period then ending,

         (b) no Default under the Credit Agreement exists *[except for those which, together with our intentions in respect thereof, are set forth in Exhibit One to this letter] and

         (c) as indicated by the calculations below, the Companies are *[not] in full compliance with subsections 3B.01 through 3B.04, both inclusive.

         [* - In (b) and (c), delete the bracketed language if inapplicable.]

3B.01 The actual amount of the Companies' Tangible Net Worth at the Closing Date is equal to or is greater than the required amount.

                   $190,731,000
       plus        $__________ 40% of     $_________

annual earnings accumulated from December 31, 1997 to the end of the preceding fiscal year (see Section 3B.01)

       sum         $__________      required amount
                   $__________      actual Tangible Net Worth

3B.02 The Funded Indebtedness of the Companies does not exceed an amount equal to the Leverage Multiplier times the Companies' EBITDA for the four consecutive fiscal quarters most recently ended -- the Leverage Multiplier being (i) from April 1, 1999, to September 30, 1999,


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inclusive, 4.25, (ii) from October 1, 1999, to December 31, 1999, inclusive,
4.00, (iii) from January 1, 2000, to March 31, 2000, inclusive, 3.75, (iv) from April 1, 2000, to June 30, 2000, inclusive, 3.50, (v) from July 1, 2000, to December 31, 2000, inclusive, 3.25, and (vi) on and after January 1, 2001, 3.00.

                  $______________           Funded Indebtedness
divided by        $______________           EBITDA
                  $______________           EBIT
                  $______________           Depreciation
                  $______________           Amortization

quotient          _______________

3B.03  [Intentionally Omitted]

3B.04 The actual Interest Coverage Ratio is greater than the minimum factor (5:00 to 1:00) required, the Interest Coverage being a factor equal to the quotient of the sum of items (a), (b) and (c) below divided by item (b).

         (a) $__________  Net Income
plus     (b) $__________  interest expense (including any required
                               capitalized interest)
plus     (c) $__________  income taxes
sum      (d) $__________  total
quotient (e)  __________  Actual Interest Coverage--(d)/(b)

3B.05 The actual Funded Debt of the Companies is equal to or less than the maximum factor permitted, namely, 0.5 through December 31, 2000, and 0.45 on and after January 1, 2001-- the Funded Debt being a factor equal to the quotient of Funded Indebtedness divided by Funded Indebtedness plus Tangible Net Worth.

                    $_________      Funded Indebtedness
         divided by $_________      Funded Indebtedness plus Tangible Net Worth
         quotient    _________      Actual Funded Indebtedness


                               BRUSH WELLMAN INC.



                                         By:______________________________
                                         Title: ____________________________


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